Exhibit 99.1

Media:  Alan Oshiki
Broadgate Consultants, Inc.
212-232-2354

Investors:  Scott Wenhold
Graphic Packaging Corporation
770-644-3062

Graphic Packaging Corporation Reports Second Quarter 2006 Results

MARIETTA, Ga., August 1, 2006.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for second quarter 2006 of $26.0 million or $(0.13) per diluted share, based upon 198.7 million shares.  This compares to a second quarter 2005 net loss of $19.6 million, or $(0.10) per diluted share, based upon 198.6 million shares.

The second quarter net loss was impacted by higher costs for key production inputs and services, primarily energy consumed at the company’s mills.  This higher cost was partially offset by increased pricing on board and carton business, ongoing cost cutting initiatives and benefits from the Company’s manufacturing initiatives.

“We continued to make substantial progress with price increases and cost reduction initiatives, but input cost increases of approximately $23 million hit us hard during the quarter,” said Stephen M. Humphrey, President and Chief Executive Officer.  “The product that was sold in the second quarter was manufactured principally in the first quarter, when natural gas and other energy input costs were extremely high.  We are already seeing an improvement in product costs as our energy prices moderate and mill productivity improves.”

“Increased pricing for cartons, roll stock and containerboard did help offset some of this cost inflation.  Most of the price increases to date relate to food and consumer product cartons.  In addition to realizing higher pricing this quarter, the Company made progress in its cost reduction initiatives by taking approximately $9 million of costs out of the manufacturing and distribution system.  This brings year-to-date savings to approximately $27 million, on our way to achieving our full year goal of $50 million.”

Net Sales

Net sales increased 0.4% to $625.5 million during second quarter 2006, compared to second quarter 2005 net sales of $623.0 million.  Attached is supplemental data showing net sales and net tons sold for the second quarter of 2006 and the four quarters of 2005.  When comparing against the prior year quarter, net sales in the second quarter of 2006 were positively impacted by:

•                  Increased pricing for cartons, roll stock and containerboard; and

•                  Approximately $4 million of favorable product mix, primarily a result of increased carton sales to microwave markets.

Partially offsetting the above items were:

•                  A slight decline in carton sales within North America.  The reduction was primarily driven by weaker volumes to food and consumer product markets; and

•                  A negative impact of $1.5 million due to translation related to unfavorable foreign currency exchange rates.

The Company continued to generate sales growth during the quarter by rolling out several new innovative packaging solutions including:

•                  Graphic’s MicroRite™ susceptor microwave technology for Conagra’s Healthy Choice® pizza, and an interactive microwave packaging solution for Kraft Foods’ new Oscar Mayer® Fast Franks.  This package solution is the first one for Graphic in the refrigerated section and represents a new area of convenient snack food growth.

Microwave technology continues to grow at double digit rates as consumers demand more convenient solutions; and

•                  Two new beverage carton designs to help capitalize on the recent World Cup soccer tournament.  First, Coca-Cola Enterprises launched a “football” shaped PET bottle in Europe in a new 4-Pack wrap design developed by Graphic.  Anheuser-Busch, also a major World Cup sponsor, launched Graphic’s new Ice Pack Bar Cooler design in U.K pubs.  This package eliminates the need for multiple trips to the bar during televised soccer games, as the hand erected “Icebox” is filled with ice and six bottles of Budweiser®.

Income from Operations

Income from operations for second quarter 2006 was $21.5 million, compared to second quarter 2005 income from operations of $23.6 million. When comparing to the prior year quarter, income from operations was positively impacted by favorable pricing along with:

•                  An approximate $9 million reduction in operating costs as a result of ongoing continuous improvement programs and continued return from the Company’s manufacturing initiatives;

•                  Lower depreciation and amortization expense of $5.2 million.  The decrease was a result of the accelerated write-off of assets recorded in the prior year second quarter including the Clinton, MS plant closure; and

•                  Lower asset write-offs and favorable foreign exchange hedge settlements, shown in Other (Income) Expense, Net on the income statement.

In addition to weaker carton volumes, income from operations was negatively impacted by:

•                  Approximately $23 million in higher input costs due to increased prices for energy, freight, labor and benefits, and chemicals.  The majority of this increase was due to the approximate $12 per MMBTU cost of natural gas in the second quarter 2006, as compared to approximately $7 per MMBTU in the second quarter of 2005; and

•                  Approximately $6 million of higher manufacturing costs.  The additional costs were primarily the result of an initiative to upgrade the West Monroe, LA mill’s preventative maintenance program along with preparation for the mill’s number one paper machine bi-annual maintenance outage.

Other Results

Net interest expense was $43.0 million for second quarter 2006, as compared to net interest expense of $38.9 million for second quarter 2005.  The increase was a result of higher interest rates.

During the second quarter of 2006, the Company’s total debt decreased by $38.7 million to $1,998.0 million, as compared to $2,036.7 million at the end of the first quarter.  Total debt was $61.1 million lower than the second quarter 2005 debt balance of $2,059.1 million.

The Company incurred $4.9 million of non-cash income tax expense in the second quarter, primarily related to amortization of goodwill for tax purposes.  The Company has a $1.2 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Capital expenditures for second quarter 2006 were $15.3 million compared to $21.5 million in the second quarter of 2005.

EBITDA for second quarter 2006 was $70.5 million versus $77.8 million for second quarter 2005.  Credit Agreement EBITDA for second quarter 2006 was $77.6 million, versus $91.8 million for second quarter 2005.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA to Net Loss is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 am (EDT) on Wednesday, August 2, 2006 to discuss the results of second quarter 2006.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 2075841).  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company’s substantial amount of debt, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements.    Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Millions, Except Share Amounts)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and Equivalents	$7.3	$12.7
Receivables, Net	272.5	216.3
Inventories	291.1	298.5
Other Current Assets	30.4	26.1
Total Current Assets	601.3	553.6

Property, Plant and Equipment, Net	1,509.3	1,551.5
Goodwill	642.7	642.6
Intangible Assets, Net	152.6	157.3
Deferred Tax Assets	352.3	350.8
Other Assets	88.0	100.2

Total Assets	$3,346.2	$3,356.0

LIABILITIES
Current Liabilities:
Short Term Debt	$17.5	$11.0
Accounts Payable and Other Accrued Liabilities	410.4	409.6
Total Current Liabilities	427.9	420.6

Long Term Debt	1,980.5	1,967.3
Deferred Tax Liabilities	472.3	461.5
Other Noncurrent Liabilities	251.3	237.9
Total Liabilities	3,132.0	3,087.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 198,776,992 and 198,663,007 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.9	1,169.6
Unearned Compensation	—	(0.1)
Accumulated Deficit	(858.1)	(800.6)
Minimum Pension Liability Adjustment	(90.0)	(90.0)
Accumulated Derivative Instruments (Loss) Gain	(2.2)	5.2
Cumulative Currency Translation Adjustment	(7.4)	(17.4)
Total Shareholders’ Equity	214.2	268.7
Total Liabilities and Shareholders’ Equity	$3,346.2	$3,356.0

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net Sales	$625.5	$623.0	1,205.9	1,206.0
Cost of Sales	550.8	537.2	1,064.0	1,053.0
Selling, General and Administrative	51.0	53.2	100.6	100.9
Research, Development and Engineering	3.0	3.2	6.0	5.5
Other (Income) Expense, Net	(0.8)	5.8	(0.5)	10.7
Income from Operations	21.5	23.6	35.8	35.9
Interest Income	0.2	0.1	0.4	0.2
Interest Expense	(43.2)	(39.0)	(84.7)	(76.2)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(21.5)	(15.3)	(48.5)	(40.1)
Income Tax Expense	(4.9)	(4.8)	(9.5)	(9.7)
Equity in Net Earnings of Affiliates	0.4	0.5	0.5	0.6
Net Loss	$(26.0)	$(19.6)	(57.5)	(49.2)

Loss Per Share - Basic	$(0.13)	$(0.10)	$(0.29)	$(0.25)
Loss Per Share - Diluted	$(0.13)	$(0.10)	$(0.29)	$(0.25)

Weighted Average Number of Shares Outstanding - Basic	198.7	198.6	198.7	198.6
Weighted Average Number of Shares Outstanding - Diluted	198.7	198.6	198.7	198.6

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Millions)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(57.5)	$(49.2)
Noncash Items Included in Net Loss:
Depreciation and Amortization	98.8	106.6
Deferred Income Taxes	10.0	9.1
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	11.6	12.2
Amortization of Deferred Debt Issuance Costs	4.4	4.0
Other, Net	1.7	4.8
Changes in Operating Assets & Liabilities	(50.0)	(58.7)
Net Cash Provided by Operating Activities	19.0	28.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(31.1)	(54.8)
Change in Other Assets	(12.3)	(9.5)
Net Cash Used in Investing Activities	(43.4)	(64.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	371.1	263.8
Payments on Revolving Credit Facilities	(351.3)	(228.5)
Other, Net	(0.8)	0.3
Net Cash Provided by Financing Activities	19.0	35.6
Effect of Exchange Rate Changes on Cash	—	(0.3)
Net Decrease in Cash and Equivalents	(5.4)	(0.2)
Cash and Equivalents at Beginning of Period	12.7	7.3
Cash and Equivalents at End of Period	$7.3	$7.1

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of its performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Amounts in Millions)	2006	2005	2006	2005
Net Loss	$(26.0)	$(19.6)	$(57.5)	$(49.2)
Add (Subtract):
Income Tax Expense	4.9	4.8	9.5	9.7
Equity in Net Earnings of Affiliates	(0.4)	(0.5)	(0.5)	(0.6)
Interest Expense, Net	43.0	38.9	84.3	76.0
Depreciation and Amortization	49.0	54.2	98.8	106.6

EBITDA	70.5	77.8	134.6	142.5

Credit Agreement Adjustments (A)	7.1	14.0	14.8	24.4

Credit Agreement EBITDA (B)	$77.6	$91.8	$149.4	$166.9

Notes:

(A) Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

GRAPHIC PACKAGING CORPORATION
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9	455.4
Containerboard/Other	55.1	51.6	47.4	48.7
Total	507.3	543.4	521.3	504.1

Net Sales ($ Millions):
Paperboard Packaging	$559.0	$600.3	$585.9	$552.6
Containerboard/Other	24.0	22.7	19.5	20.0
Total	$583.0	$623.0	$605.4	$572.6

2006
Net Tons Sold (000’s):
Paperboard Packaging	453.9	477.4
Containerboard/Other	47.6	52.6
Total	501.5	530.0

Net Sales ($ Millions):
Paperboard Packaging	$560.3	$601.5
Containerboard/Other	20.1	24.0
Total	$580.4	$625.5